UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported):        January 26, 2007

JENNIFER CONVERTIBLES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

                                  1-9681                                                                11-2824646

                   (Commission File Number)                                  (IRS Employer Identification No.)

419 Crossways Park Drive, Woodbury, New York                                                     11797

          (Address of Principal Executive Offices)                                                           (Zip Code)

(516) 496-1900

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     Other Events

            In accordance with the terms of the Certificate of Designations, Preferences and Rights of our Series B preferred stock, we can effect an automatic conversion of our Series B preferred stock at any point that our common stock trades at a price of at least $7.00 per share on the American Stock Exchange.  On October 24, 2006, our common stock closed at $7.00 per share.  As such, effective as of the close of business on January 26, 2007 (the “Conversion Date”), at the direction of our Board of Directors, each one (1) share of our issued and outstanding Series B preferred stock was converted into seven-tenth (7/10) of one share of our common stock.

            Additionally, as a result of the conversion, our Series B preferred stockholders received $0.10 in cash for each pre-conversion share of our Series B preferred stock held by such holder.

            Fractional shares of our common stock were not issued as a result of the conversion. Instead, holders of our Series B preferred stock who otherwise would have been entitled to receive a fractional share as a result of the conversion received an amount in cash equal to $5.00 per post conversion share (calculated on a pro rata basis) for such fractional share.

            Dividends earned on pre-conversion Series B preferred stock up until and including the Conversion Date were also paid.

Item 9.01         Financial Statements and Exhibits.

            (d)  Exhibits

                        None

SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2007	Jennifer Convertibles, Inc.

	By:	/s/ Harley J. Greenfield
	Name:	Harley J. Greenfield
	Title:	Chief Executive Officer